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     The following is a transcript of a publicly accessible conference call held by EnPro Industries, Inc. (“EnPro”) on February 14, 2008 to discuss EnPro’s financial results for the quarter and year ended December 31, 2007, including the presentation by EnPro management and the question and answer portion of the conference call. The conference call is accessible for replay on EnPro’s website, www.enproindustries.com. The transcript omits the operator’s introduction of the call and instructions given to permit participants to ask questions during the question-and-answer segment of the call.
     EnPro will file a proxy statement in connection with its 2008 annual meeting of shareholders. EnPro shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by EnPro with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at EnPro’s website, www.enproindustries.com, or by writing to EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Corporate Secretary. EnPro and its directors and executive officers may be deemed to be participants in the solicitation of proxies for EnPro’s 2008 annual meeting, and detailed information regarding the names and affiliations of EnPro’s directors is available in the proxy statement for EnPro’s 2007 annual meeting of shareholders filed with the Securities and Exchange Commission on March 22, 2007. Information regarding the interests of EnPro’s directors and executive officers and the names and affiliations of EnPro’s executive officers is available in the first Schedule 14A filed by EnPro with the Securities and Exchange Commission on February 6, 2008.
Transcript of EnPro Industries, Inc. Conference Call on February 14, 2008
to Discuss Financial Results for the Quarter and Year Ended December 31, 2007
Don Washington:
Good morning and welcome to EnPro Industries’ quarterly earnings conference call. On the call this morning, Ernie Schaub, our president and CEO, will discuss our earnings for the fourth quarter and full year of 2007 and our current outlook for 2008. Bill Dries, our CFO, and Rick Magee, our general counsel, are also present and prepared to participate in the Q&A session.
In just a moment, Ernie will make his remarks and then we’ll open the lines for your questions.
First, I’d like to remind you that you may hear statements during the course of this call that express a belief, expectation or intention, as well as those that are not historical fact. These statements are forward looking and involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties are referenced in the safe-harbor statement included in our press release and are described in more detail, along with other risks and uncertainties, in our filings with the SEC, including the Form 10-K for the year ended December 31, 2006 and the quarter ended September 30, 2007. We do not undertake to update any forward-looking statement made on this conference call to reflect any change in management’s expectations or any change in assumptions or circumstances on which such statements are based.
As usual, this call is also being web cast on enproindustries.com. A replay of the call will be available on the website shortly after its conclusion.
If your questions aren’t answered on the call or if you have follow up questions, contact me after the call at 704 731-1527.
And now, I’ll turn the call over to Ernie.
Ernie Schaub:
Thank you, Don, and good morning everyone. We’re glad you have joined us today.
As you know from our earnings release, 2007 was another year of continued improvement for EnPro. We saw sales in excess of a billion dollars for the first time, and both segment profits and segment profit margins reached new annual highs. We’ve announced our financial results as an independent public company for six years, now, and in each of them, we’ve reported increases in sales and segment profits supported by strong cash flows. We feel very good about what we’ve accomplished, and we expect to continue to improve again in 2008.
Sales in 2007 were up 11 percent to 1 billion 30 million dollars. Increased demand and pricing improvements drove growth of about 5 percent. The remaining 6 percent came equally from acquisitions and foreign exchange.
Segment profits improved by 14 percent to almost 163 million dollars and segment profit margins improved to 15.8 percent from 15.4 percent. The growth in margins reflects a very strong performance in our engine business, where margins improved by more than 7 percentage points and helped offset a slight decline in Sealing Products margins, which were affected by higher costs.
Net income in 2007 was 40.2 million dollars, including a gain of 2.5 million dollars on an extraordinary item. This compares to a net loss of 158.9 million dollars in 2006, when we adjusted the estimate of the liability from the low end of a range of possible liabilities to a point within the range. Earnings per share in 2007 were one dollar and eighty cents, including the extraordinary item. In 2006, we reported a net loss of seven dollars and sixty cents a share.
The extraordinary item recorded in 2007 relates to a gain on the acquisition of shares held by a minority shareholder in one of our subsidiaries.
Before asbestos expenses and other selected items, we earned 3 dollars and 75 cents a share in 2007, a 21 percent increase over 2006, when we earned 3 dollars and 9 cents on that same basis.
Now let’s look at the fourth quarter of 2007. As is typical in the fourth quarter, we saw the effects of seasonality at the end of 2007, especially in our sealing products segment. However, we recorded a 13 percent increase in sales over the fourth quarter of 2006. Organic growth contributed about 4 percentage points of that gain. Foreign exchange also contributed about 4 points, while acquisitions contributed about 5 points.
However, segment profits were about 3 percent below 2006 as a result of higher restructuring costs, increases in operating costs, weakness in certain markets, especially those served by Stemco, and increased non-cash expense for amortization of intangibles associated with acquisitions. Segment margins were 13.1 percent in the fourth quarter of 2007 compared to 15.3 percent in 2006. While margins are down from a year ago, they are more typical of what we see in most fourth quarters, when activity levels are generally lower. The fourth quarter of 2006 was an exception because of unusually high levels of activity in some of our higher margin businesses driven by demand from energy markets.
Asbestos-related expenses were 30.9 million dollars in the fourth quarter compared to about 305 million dollars in the fourth quarter of 2006, when we adjusted the estimate of the liability to a point in a range of possible liabilities from the low end of the range.

The expense in the fourth quarter of 2007 includes cash outlays of 6.2 million dollars for fees and expenses and non-cash charges of 24.7 million dollars. The non-cash portion was higher than in previous quarters of 2007 because we adjusted our estimate in the quarter and added about 19.4 million dollars to the liability. The adjustment reflects changes to our estimation model made in light of current trends which show that as new claims and commitments decline, settlements are being paid more quickly than they were in the past. Our assumptions about the numbers and costs of claims have not changed significantly.
Excluding the adjustment, our asbestos-related expenses averaged about 12 million dollars a quarter in 2007. The average is slightly lower than we anticipated due to lower legal expenses.
We will continue to monitor our estimated liability and make adjustments as required.
Moving to the bottom line in the fourth quarter, we reported net income of 1.8 million dollars or 8 cents a share. Net income included the 2.5 million dollar extraordinary gain. Before the gain, we reported a net loss of 4 cents a share, primarily because of higher asbestos-related expenses. In 2006, when we made a significant adjustment to our estimated asbestos liability, our net loss was 173.6 million dollars or 8 dollars and 28 cents a share.
Earnings before asbestos-related expenses and other selected items improved to 93 cents in 2007 compared to 81 cents in 2006. We benefited from reduced foreign tax rates and increased interest income in 2007, as well as an improvement in segment profits when they are adjusted for restructuring expense.
At the segment level in the fourth quarter, sales in Sealing Products increased about 2 percent to 110.8 million dollars, although all of the increase and more was the result of foreign exchange. Excluding foreign exchange, sales were down about 2 percent. Looking at the segment’s operations, Garlock reported growth in European sales and an increase in sales related to nuclear power generation, and it benefitted from price increases, as well as foreign exchange. At Stemco, however, demand from heavy-duty truck markets remained below the levels of 2006, and sales declined. Sales were also lower at Plastomer Technologies, which is seeing reduced demand from semi-conductor equipment manufacturers.
The segment’s profits declined by about 5 million dollars from the 19 million dollars we reported in the fourth quarter of 2006 and were impacted by a 2.9 million dollars of restructuring expenses. The segment’s margins decreased to 12.6 percent from 17.4 percent.
Garlock’s profits and margins were lower than in 2006 for a couple of important reasons. First, 2006 benefited from demand for high margin products for oil and gas markets that did not repeat in 2007. Second, Garlock reported temporary increases in certain operating costs as well as higher restructuring costs associated with the modernization of the Palmyra facility.
Stemco’s profits were affected by lower volumes from heavy-duty truck markets, and both profits and profit margins declined from last year. Lower volumes also reduced profits and margins at Plastomer Technologies.

In the Engineered Products segment, sales increased by 23 percent over last year’s fourth quarter, to 119.4 million dollars. The largest factor in the growth was the contribution of acquisitions we completed earlier in the year. They accounted for about 13 percentage points of the growth. The remaining 10 points were equally divided between foreign exchange and organic growth.
At Compressor Products International, sales more than doubled as a result of the acquisitions, but the core business also benefited from strong energy-related markets, especially in North America.
GGB’s sales also increased over last year as they benefitted from favorable foreign exchange rates and higher demand in European industrial markets. Demand in GGB’s North American markets was about the same as it was a year ago.
At Quincy Compressor, sales were flat with 2006, as increased sales of compressor units in China helped to offset reduced demand from markets in the United States.
Profits in the segment improved by 10 percent to 14.9 million dollars, but segment profit margins declined to 12.5 percent. At CPI, volume increases benefited profits, but margins declined due to costs associated with the integration of acquisitions. At Quincy, profits and margins increased as the compressor business benefited from efficiency gains and better pricing. At GGB, profits were about the same as a year ago, but margins declined as SG&A expenses increased more quickly than sales.
The performance of the Engine Products and Services segment was a very bright spot for us in the fourth quarter in 2007. As you know, we have worked very hard to get this business on the right track and its performance in the fourth quarter is evidence our efforts are paying off.
The segment’s sales in the quarter increased 15 percent to 45 million dollars as shipments of engines and associated equipment increased from a year ago. More importantly, the segment recorded its strongest quarterly profits and highest profit margins in the six years that we’ve been an independent company. Profits were up by 46 percent, to 7.3 million dollars and margins grew to 16.1 percent, up from 12.7 percent in the fourth quarter of 2006. To see this kind of year-over-year improvement is quite remarkable and it’s a real tribute to the efforts of the team at Fairbanks Morse.
Now let’s talk a minute about cash flows. Operating activities provided almost 105 million in cash during 2007 compared to about 76 million in 2006. Increased net earnings, decreases in working capital and lower net asbestos payments contributed to the improvement.
We spent about 47 million dollars on capital projects in 2007, compared to just over 41 million last year. The largest of these projects continues to be the Garlock Palmyra modernization, but we also invested in new facilities in China and India and in other projects to modernize facilities and improve efficiencies.

While I’m on the subject, the Palmyra modernization is coming along well. We are completing interior work on the second new building and we expect to be making product in that building later this year. The project remains about on budget and about on schedule.
We spent 77 million dollars on acquisitions in 2007 compared to about 27 million dollars in 2006. A significant amount of the spending was for the acquisition of CPI, which is our largest to date.
Total asbestos-related payments were about 115 million dollars in 2007, an 8 percent decrease from 2006 and a continuation of the decreasing trend in total payments we’ve seen over the past six years. We recovered about 90 million dollars in insurance in 2007, compared to about 88 million in 2008. As a result, net outflows decreased to about 25 million dollars from 38 million in 2006.
The total estimated liability for asbestos claims and expenses at the end of 2007 was about 524 million dollars, including the 19.4 million dollar adjustment I mentioned earlier. As you know, our estimate covers 10 years and does not include legal fees and expenses, which are recorded as they are incurred. Those costs are currently averaging about 25 to 30 million a year, and are included in the asbestos-related expenses recorded on our income statement.
At the end of the year, about 382 million dollars of solvent insurance remained to be collected for asbestos claims. We expect to collect the insurance in various amounts each year over the next 10 years or so.
We received about 5,200 new asbestos claims in 2007, the lowest number of new claims in many, many years, and almost 90 percent below the peak of new filings in 2003.
As we’ve said in the past, we expect the trend of declining claims to continue for many reasons, including reforms in some states and declining incidences of asbestos-related diseases.
Now let’s turn to our outlook. Based on our current market conditions and the general economic outlook, we expect another year of improvement in 2008. Acquisitions completed in 2007 will bring us additional sales. We anticipate our traditional industrial markets in the United States and Europe will continue to grow, although we expect those markets to be flat in the first half of the year, in line with most economic forecasts. We’ll also benefit from new product introductions and from our expansions into China and India, where we have recently added facilities to serve those growing markets. Increased activity at Fairbanks Morse Engine will also contribute to sales growth.
Higher sales volumes and increased efficiencies should lead to higher segment profits in 2008, and segment profit margins should remain strong. We’ll continue to benefit from the improvements at Fairbanks Morse Engine, but amortization costs associated with acquisitions will also affect our margins. As a result, segment margins in 2008 are not likely to significantly improve over 2007.

We expect cash flows during the year will be strong and working capital to increase in line with increases in activity. Capital expenditures will increase from the 47 million dollars we spent in 2007 as we continue our geographic expansions and our investments in facilities. Total payments related to asbestos claims and settlements should decline again in 2008, but we’ll collect less insurance during the year. As a result our net cash outlays will increase and are likely to be closer to the level of 2006, when we spent 38 million dollars.
We’ll look at acquisition candidates throughout the year. We’re on track to close a couple of deals in the near future. With our strong balance sheet, we are in good position to pursue additional acquisitions and other opportunities to build value.
In summary, we are very pleased with our position and our performance as we enter 2008. We’re confident in our management strategies, which have clearly proven to be effective, and we believe our current course will continue to deliver long-term increases in the value of our company.
Thanks for your attention. That concludes my prepared my remarks, and now we’ll open the lines for your questions.
Liam Burke (Ferris, Baker Watts):
Good morning, Ernie.
Ernie Schaub:
Good morning, Liam.
Liam Burke:
Could you give us a little more detail on the step-up on the engine products? I mean you had talked about maybe a 10-11% operating margin. Now they are up at 16. Is there something significantly different in there now?
Ernie Schaub:
16 was for the quarter.
Liam Burke:
I’m sorry — I’m talking about the fourth quarter, forgive me.
Ernie Schaub:
Yeah, we had a good mix, some good aftermarket parts sales. We had good volume and, you know, volume always helps. As well, we shipped a lot of engines in the fourth quarter. Bill, anything else in the fourth quarter? Typically, we should be at about 12-1/2.

Bill Dries:
Liam, I think that we ended up shipping half of our engines for the full year in the fourth quarter alone. The difference — you know, in the past we’ve talked about the engine business and the margins being very little, if any, on the engine side and we make our money on the parts and service side. We’ve got some margin in the engines that we shipped and we also had a very good parts quarter — parts and service — and our margins on our parts and service were up 5 points, quarter over quarter.
Ernie Schaub:
Liam, having said that, you know, as I said in my prepared remarks we’re expecting this business to continue to be strong in 2008 and there is no reason to see a decline. It’s done a great job for us — those guys have really worked hard.
Liam Burke:
Okay. And on the free cash flow front even with your asbestos needs you generated roughly $2.50 per share, which is including asbestos. Are acquisitions going to be your primary use of cash going into 2008 or do you see any need to either buy back shares or reduce your debt — your convert?
Ernie Schaub:
We continue to see acquisitions playing a role, and the board, as we have said, is always looking at buy-back options and all the other options using our capital resources. Acquisitions, capital spending to improve our facilities and share buy-back are all considerations as part of our strategy going forward.
Liam Burke:
Great. Thank you.
[no further questions]
Don Washington:
Thank you very much for joining in. If you did not get a chance to get your question answered on the call, please call me at (704) 731-1527. We look forward to talking to you again soon. Thank you very much.